As filed with the Securities and Exchange Commission on May 26, 2006, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cox Radio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	58-2112281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6205 Peachtree Dunwoody Road Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

COX RADIO, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Thomas D. Twedt

DOW LOHNES PLLC

1200 New Hampshire Avenue, N.W.

Suite 800

Washington, D.C. 20036

(Name and Address of agent for service)

Telephone number of agent for service:

(202) 776-2000

CALCULATION OF REGISTRATION FEE

Title Of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A Common Stock, $0.33 Par Value[1]	500,000	$14.96[2]	$7,480,000	$800.36[3]

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, (the “Securities Act” ), this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the 2006 Employee Stock Purchase Plan and an indeterminate number of additional shares which may be offered and issued in accordance with the plan terms to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, based upon the average of the high and low prices of shares of the registrant’s Class A common stock as reported on the New York Stock Exchange on May 22, 2006.
(3)	Of the total remaining filing fee of $832.39 attributable to the 445,910 unissued shares of the registrant’s Class A common stock registered in connection with its 2004 Employee Stock Purchase Plan, Registration File No. 333-122369, filed January 28, 2005 (the “2004 ESPP Registration”). The 2004 ESPP Registration filing fee was carried forward from the registration statement filed with respect to the registrant’s 2001 Employee Stock Purchase Plan, Registration No. 333-76176, filed January 2, 2002 (the “2001 ESPP Registration”), and the registrant is carrying forward and applying $800.36 of the 2001 ESPP Registration filing fee to this registration statement, pursuant to Rule 457(p) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the 2006 Employee Stock Purchase Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

Cox Radio, Inc. (the “Registrant”) hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed March 3, 2006;

(2)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005;

(3)	The description of the Registrant’s Class A Common Stock, par value $0.33 per share (the “Class A Common Stock”), contained in the Registrant’s most recent Exchange Act registration statement on Form 8-A, including any amendment thereto or report filed for the purpose of updating such description; and

(4)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain attorneys of Dow Lohnes PLLC own shares of the Registrant’s Class A Common Stock totaling less than one percent of the outstanding shares of the Registrant’s Class A Common Stock.

Item 6. Indemnification of Officers and Directors

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation, as amended, limits the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, or employees, provided that the Registrant shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit
5.1	Opinion of Dow Lohnes PLLC

10.1	Cox Radio, Inc. 2006 Employee Stock Purchase Plan

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dow Lohnes PLLC (contained in their opinion in Exhibit 5.1)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on the 26th day of May, 2006.

COX RADIO, INC.

By:	/s/ Robert F. Neil
Robert F. Neil
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ James C. Kennedy James C. Kennedy	Chairman of the Board of Directors	May 26, 2006

/s/ Robert F. Neil Robert F. Neil	President and Chief Executive Officer, and Director (Principal Executive Officer)	May 26, 2006

/s/ Neil O. Johnston Neil O. Johnston	Vice President and Chief Financial Officer (Principal Financial And Principal Accounting Officer)	May 26, 2006

/s/ Juanita P. Baranco Juanita P. Baranco	Director	May 26, 2006

/s/ G. Dennis Berry G. Dennis Berry	Director	May 26, 2006

/s/ Jimmy W. Hayes Jimmy W. Hayes	Director	May 26, 2006

/s/ Paul M. Hughes Paul M. Hughes	Director	May 26, 2006

/s/ Marc W. Morgan Marc W. Morgan	Director	May 26, 2006

/s/ Nicholas D. Trigony Nicholas D. Trigony	Director	May 26, 2006

Pursuant to the requirements of the Securities Act, the Management Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 26th day of May, 2006.

Cox Radio, Inc.
2006 Employee Stock Purchase Plan

/s/ Marybeth H. Leamer
Marybeth H. Leamer
Management Committee Member